Liberator Medical Reports Record Annual Net Revenues of $52.7 Million for Fiscal Year Ended September 30, 2011

STUART, Fla., Jan. 5, 2012 (GLOBE NEWSWIRE) -- Liberator Medical Holdings, Inc. (OTCBB:LBMH) announced record net revenues of $52.7 million for the fiscal year ended September 30, 2011, an increase of $11.8 million, or 28.8%, compared with fiscal year ended September 30, 2010, net revenues of $40.9 million. For the fourth fiscal quarter ended September 30, 2011, the Company reported net revenues of $14.5 million, representing an increase of $3.0 million, or 26%, over net revenues of $11.5 million for the fiscal quarter ended September 30, 2010, and an increase of $1.2 million, or 9.26%, over net revenues of $13.3 million for the quarter ended June 30, 2011. The increase in sales was primarily due to the Company's continued emphasis on its direct response advertising campaign to acquire new customers and on customer service to retain its recurring customer base.

Liberator's net income decreased from $2.6 million for fiscal year 2010 to $0.3 million for fiscal year 2011, primarily as a result of increases in cost of sales and advertising expense as a percentage of sales, an increase in non-cash charges attributable to embedded derivative liabilities, and an increase in the provision for income taxes. Although changes in product mix resulted in a 4% increase in cost of goods sold as a percentage of sales in fiscal year 2011, the Company anticipates negotiating lower vendor pricing for certain products due to higher sales volumes, which should mitigate the increase in its cost of goods sold. The Company's 2011 advertising spend, in the second fiscal quarter, did not result in the lead conversion rate expected. The Company adjusted its advertising spend in the third and fourth quarters, resulting in sales growth. The Company plans to continue the adjusted advertising spend and anticipates continued sales growth in fiscal year 2012. In the second half of fiscal year 2011, the Company implemented new technologies to provide more efficient and immediate conversion of leads, and improved new customer processing. The non-cash charges resulted from increases in the fair value of embedded derivatives included in notes that were converted into shares of the Company's common stock. The Company has no additional exposure to changes in the fair value of embedded derivative liabilities due to the conversion of the convertible notes. The Company's provision for income taxes is predominantly related to deferred income tax expenses, which are not currently payable.

Mr. Libratore, CEO, stated: "We have experienced substantial growth over the past three fiscal years despite the downturn in the U.S. economy. We have increased sales for fourteen consecutive quarters. The outlook for demand for our products and services continues to be favorable because of a steady increase in newly-diagnosed patients requiring the medical supplies that we provide due to the aging of the U.S. population. Benefitting the Company further, in November 2011 the Center for Medicare & Medicaid Services ("CMS") updated the Durable Medical Equipment, Prosthetics, Orthotics, and Supplies ("DME") fee schedules for calendar year 2012 that will provide us with a 2.4% increase in Medicare reimbursement rates on DME supplies we provide to our Medicare customers. We have a strong balance sheet, with $3.0 million of cash and $5.8 million available from our credit line facility as of September 30, 2011."

The following paragraphs highlight Liberator Medical's achievements in fiscal year 2011

The Company's gross profit for fiscal year 2011 increased by $5,527,000, or 20.8%, to $32,097,000, compared with fiscal year 2010, primarily as a result of increased sales volume in fiscal year 2011.

Liberator's direct response advertising expenditures for fiscal year 2011 increased by $4,4437,000, or 41%, to $15,245,000, compared with advertising expenditures of $10,808,000 in the fiscal year ended September 30, 2010.

Payroll, taxes and benefits increased by $2,201,000, or 22.1%, to $12,174,000 for fiscal year 2011 compared to fiscal year 2010, as the Company increased the number of its employees to support the Company's increased growth. Liberator has chosen to invest in recruiting, hiring, and training additional staff ahead of its advertising schedule, which helps the Company maintain the quality of its customer service. As of September 30, 2011, Liberator had 307 active employees compared to 214 at September 30, 2010.

Interest expense decreased by $1,214,000 to $42,000 for fiscal year 2011 compared to fiscal year 2010. The decrease in interest expense was due to reduced levels of debt during fiscal year 2011 as a result of the conversion of $6,452,000 of notes into shares of the Company's common stock and $1,315,000 of loan principal payments.

On May 13, 2011, the Company acquired the ostomy supply customers of SGV Medical Supplies.  These customers generated approximately $790,000 of sales from the date of acquisition through September 30, 2011.

Stay up-to-date with current events by visiting Liberator Medical's website at http:///www.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2011 and 2010
(In thousands, except dollar per share amounts)

	2011	2010
Assets
Current Assets:
Cash	$3,016	$7,428
Accounts receivable, net of allowance of $4,177 and $3,312, respectively	7,860	6,744
Inventory, net of allowance for obsolete inventory of $144 and $110, respectively	3,009	1,985
Deferred taxes, current portion	1,877	1,696
Prepaid and other current assets	333	355
Total Current Assets	16,095	18,208
Property and equipment, net of accumulated depreciation of $2,186 and $1,527, respectively	1,626	1,862
Deferred advertising	17,191	10,006
Intangible assets, net of accumulated amortization of $25	305	--
Other assets	163	139
Total Assets	$35,380	$30,215

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$5,008	$3,826
Accrued liabilities	1,119	1,077
Derivative liabilities	--	1,698
Stockholder loan	--	565
Notes payable, net of unamortized discount of $21	--	2,516
Other current liabilities	103	146
Total Current Liabilities	6,230	9,828
Deferred tax liability	3,347	1,826
Credit line facility	1,500	--
Other long-term liabilities	48	145
Total Liabilities	11,125	11,799

Commitments and contingencies (see Note 13)

Stockholders' Equity:
Common stock, $.001 par value, 200,000 shares authorized, 48,135 and 44,706 shares issued, respectively; 48,046 and 44,617 shares outstanding at September 30, 2011 and 2010, respectively	48	45
Additional paid-in capital	34,504	28,927
Accumulated deficit	(10,247)	(10,506)
Treasury stock, at cost; 89 shares at September 30, 2011 and 2010, respectively	(50)	(50)
Total Stockholders' Equity	24,255	18,416
Total Liabilities and Stockholders' Equity	$35,380	$30,215

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
For the fiscal years ended September 30, 2011 and 2010
(In thousands, except dollar per share amounts)

	2011	2010

Net Sales	$52,698	$40,919

Cost of Sales	20,601	14,349

Gross Profit	32,097	26,570

Operating Expenses:
Payroll, taxes and benefits	12,174	9,973
Advertising	8,206	4,629
Bad debts	3,746	2,653
Depreciation and amortization	730	593
General and administrative	4,644	4,097
Total Operating Expenses	29,500	21,945

Income from Operations	2,597	4,625

Other Income (Expense)
Gain (Loss) on sale of assets	2	(2)
Interest expense	(42)	(1,256)
Interest income	5	22
Change in fair value of derivative liabilities	(902)	(691)
Total Other Income (Expense)	(937)	(1,927)

Income before Income Taxes	1,660	2,698

Provision for Income Taxes	1,401	98

Net Income	$259	$2,600

Basic earnings per share:
Weighted average shares outstanding	47,869	38,493
Earnings per share	$0.01	$0.07

Diluted earnings per share:
Weighted average shares outstanding	53,613	52,595
Earnings per share	$0.00	$0.05

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the fiscal years ended September 30, 2011 and 2010
(In thousands)

	2011	2010

Cash flow from operating activities:
Net Income	$259	$2,600
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,790	5,150
Equity based compensation	385	388
Provision for doubtful accounts and contractual adjustments	3,950	3,096
Non-cash interest related to convertible notes payable	21	1,003
Change in fair value of derivative liabilities	902	691
Deferred income taxes	1,340	130
Amortization of non-cash debt issuance costs	--	26
Reserve for inventory obsolescence	35	--
Loss (Gain) on disposal of assets	(2)	2
Changes in operating assets and liabilities:
Accounts receivable	(5,065)	(5,988)
Deferred advertising	(15,245)	(10,808)
Inventory	(1,025)	(692)
Other assets	49	70
Accounts payable	1,182	1,736
Accrued expenses	13	266
Other liabilities	(83)	(6)
Net Cash Flows Used in Operating Activities	(4,494)	(2,336)

Cash flows from investing activities
Purchase of property and equipment and other	(369)	(1,812)
Acquisition of SGV Medical Supplies (see Note 10)	(466)	--
Proceeds from the sale of assets	3	5
Purchase of certificates of deposit	--	(562)
Proceeds from the sale of certificates of deposit	--	1,062
Net Cash Flows Used in Investing Activities	(832)	(1,307)

Cash flows from financing activities
Proceeds from the sale of common stock	--	7,000
Costs associated with the sale of common stock	--	(407)
Proceeds from the exercise of warrants	--	1,592
Proceeds from credit line facility	1,500	--
Costs associated with credit line facility	(51)	--
Proceeds from employee stock purchase plan	86	128
Purchase of treasury stock	--	(9)
Payments of debt and capital lease obligations	(621)	(1,031)
Net Cash Flows Provided by Financing Activities	914	7,273

Net increase (decrease) in cash	(4,412)	3,630
Cash at beginning of period	7,428	3,798
Cash at end of period	$3,016	$7,428

Supplemental disclosure of cash flow information:
Cash paid for interest	$56	$337
Cash paid (refunded) for income taxes	(8)	13

Supplemental schedule of non-cash investing and financing activities:
Common stock issued for interest expense	--	45
Common stock issued for conversion of debt	5,100	8,913

Safe Harbor Statement

Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

CONTACT:	Individual Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net

Institutional Investor Contact:
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com

Source: Liberator Medical Holdings, Inc.
Released January 5, 2012